EX - 3.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION dated this 30th day of March, 1999 (the "Agreement") is by and among 20/20 Web Design, Inc. ("Web"), a wholly owned subsidiary of Multi-Source Capital, Ltd. ("MSC"), a Colorado corporation, with its principal place of business located at 21800 Oxnard Street, Suite 440, Woodland Hills CA 91367 ("MSC"), Trump Oil Corporation, a Nevada corporation ("TOC"), and the sole Shareholder of Web, MSC.

RECITALS:

            A. MSC owns, in the aggregate, 100,000 shares of the $.001 par value Common Stock of Web (the "Web Shares"), representing 100% of the issued and outstanding shares of Web; and

            B. The Board of Directors of TOC deems it advisable and in the best interest of TOC to acquire the Web Shares in exchange for the issuance by TOC of its Common Shares in accordance with the applicable provisions of Nevada law and the terms and conditions set forth herein.

      In consideration of the mutual promises, representations and conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

      As used in this Agreement, the following terms shall have the following meanings:

            A. "Reorganization" shall mean the acquisition by TOC of the Web Shares in exchange for the TOC Shares as further defined herein.

            B. "Closing Date" shall mean the date upon which the reorganization shall have occurred in accordance with the terms and conditions set forth herein.

            C. "Web Shareholder" shall mean the sole shareholder of Web which shareholder is offering all of its shares of Web Common Stock for exchange hereunder.

            D. "TOC Shares" shall mean the Common Shares to be issued to the Web Shareholder.

ARTICLE II


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Reorganization

      2.01 Plan and Agreement of Reorganization. A plan of reorganization is hereby adopted to as follows:

            A. Subject to the terms and conditions hereinafter set forth, on the Closing Date, and in the manner hereinafter proved, (i) the Web Shareholder shall exchange the Web Shares for the TOC Shares in the amounts set forth herein; Web shall cease to exist and TOC shall be the surviving corporation.

            B. TOC and the Web Shareholder, respectively, shall take, or cause to be taken, such action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. Such action shall include, but not be limited to, the filing of Articles of Merger with the Colorado Secretary of State. In the event that after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest TOC or the Web Shareholder with full title to the securities to be exchanged hereby, the officers and directors of TOC or the Web Shareholder, as the case may be, shall take all such necessary action.

      2.02 Effective Date of the Reorganization for Accounting Purposes. The transactions contemplated by this Agreement shall be effective as of April 1, 2000 for accounting purposes and for all other purposes to the extent permissible by law.

      2.03 Consideration and Basis of Exchange of Shares. The manner and basis of exchanging the Web Shares for the Common Shares of TOC shall be as follows:

            A. On the Closing Date, the Web Shareholder shall deliver to TOC certificates aggregating 100,000 Web Shares, or 100% of the issued and outstanding Web Shares, duly endorsed in favor of TOC; the Web Shareholder shall be issued, in exchange for the Web Shares held of record on the Closing Date, 8,620,000 TOC Shares. The Web Shareholder and TOC agree that the Web Shares and the TOC Shares exchanged hereby shall be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act") and all certificates issued under this Agreement shall bear an appropriate legend to such effect.

            B. Before the Closing Date, TOC shall approve a ten-to- one reverse stock split such that the number of shares of TOC issued and outstanding shall be reduced from approximately twenty million shares to two million shares. All the shares to be issued to the Web Shareholder shall be post-split shares. Additionally,


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the name of TOC shall be changed to "20/20 Web Design, Inc.," a Nevada corporation.

            C. TOC shall raise approximately $200,000 before the Closing Date to fund the operations of Web upon the consummation of this Agreement.

      2.04 Closing. Closing of this Agreement shall be held at a date to be mutually agreed upon by the parties at the offices of Web, or such other place as the parties may mutually agree. The parties shall exchange such other documents and take such other actions as may be necessary or appropriate for completing the transactions contemplated by the Agreement.

ARTICLE III
Investment Representations

      3.01 Representations of Web Shareholder. As a condition to the issuance by TOC to the Web Shareholder of certificates for the TOC Shares, the Web Shareholder hereby represents to TOC as follows:

            A. It is acquiring the TOC Shares hereunder for its own account and for the purposes of investment, and not with a view to, or for sale in connection with, any distribution thereof.

            B. It (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its proposed investment in the TOC Shares, or (ii) it has been advised by attorneys, accountants or other representatives having such knowledge and experience. It acknowledges that its attorneys, accountants and other representatives had, prior to its action, the opportunity to ask questions of, and to receive answers from TOC concerning TOC, its affiliates and business and financial condition.

            C. It understands and acknowledges that all of the TOC Shares to be delivered to it pursuant to the provisions of this Agreement, will be "restricted securities" within the meaning of the 1933 Act, and agrees that the certificate shall bear the following legend:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN


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     EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW.

            D. It understands and acknowledges that the TOC Shares to be delivered pursuant to the provisions of this Agreement will not be registered under the 1933 Act and, accordingly, it recognizes that it will be required to bear the economic risk of its investment until such securities are registered, if at all. It agrees on behalf of itself, its successors and assigns, that it will only sell, transfer, pledge or hypothecate any of the TOC Shares to be acquired by it pursuant to the provisions of this Agreement pursuant to an effective Registration Statement under the 1933 Act or in a transaction wherein registration of the securities is not required. The Web Shareholder understands that TOC has no obligation to register the TOC Shares under the 1933 Act.

            E. It shall indemnify and hold harmless TOC, each person who controls TOC within the meaning of the 1933 Act, and each officer and director of TOC, against losses, claims, damages or liabilities, joint or several, to which TOC, such controlling person, or any such officer or director may become subject under the 1933 Act or otherwise, insofar as such losses, claims damages or liabilities (or actions with respect thereof) arise out of or are based upon any breach or violation of its representations and warranties contained in this Agreement and shall reimburse TOC, such controlling persons and such officers and directors for any legal and any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability or any action. The rights to indemnification provided for in this
Section 3.01 shall be in addition to and not in substitution of any other rights or remedies to which TOC, such controlling person or such officer or director may be entitled under this Agreement or at law, in equity or otherwise.

      3.02 Disclosure Materials. TOC has distributed to the Web Shareholder and the Web Shareholder hereby represents and warrants to TOC that it has had the opportunity to review, prior to its action in closing under this Agreement:

            A. The most recent Audited Financial Statements of TOC; and

            B. Such other data in the possession of TOC regarding the business and/or finances of TOC and its affiliates as the Web Shareholder has reasonably requested.

ARTICLE IV
General Representations


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      4.01 Representations of the Web Shareholder. The Web Shareholder hereby represents and warrants as follows:

            A. Each Web Share delivered to TOC for exchange hereunder shall be delivered free and clear of any lien, encumbrance or security interest thereon, and the 100,000 shares delivered hereunder by the Web Shareholder constitute all the outstanding Web Shares as of the Closing Date.

            B. No Web Shares issued and delivered to TOC for exchange hereunder shall be subject to any option, warrant or other right to purchase such shares, or any voting trust or other arrangement relating to the voting of such shares.

            C. The Web Shares to be delivered to TOC for exchange hereunder constitute 100% of the issued and outstanding shares of Web.

            D. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any Agreement or understanding with such Web Shareholder or such Web Shareholder's affiliates or Shareholder.

            E. It has received or otherwise has knowledge of any and all liabilities of TOC as of the date of closing and hereby confirm its acceptance of same.

      4.02 Representations of TOC. TOC hereby represents and warrants to the Web Shareholder as follows:

            A. Organization and Good Standing. TOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. TOC has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and property now owned or leased or operated by it. TOC is qualified to transact business in those jurisdictions wherein its business requires such action.

            B. Disclosure Statement. TOC has made available to the Web Shareholder true, accurate and complete copies of its financial statements.

            C. Absence of Certain Events. Except as disclosed in the materials referred to herein, there has not been any change in the financial condition or in the nature of the business or operation of TOC which has had a materially adverse affect on its


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business, operations, assets, properties or prospects since December 31, 1998.
Except as disclosed in the materials referred to herein, TOC knows of no development, except general economic conditions effecting business generally, of a nature that is materially adverse to the business, operations, assets, properties or prospects of TOC.

            D. Authority and Compliance. TOC has full corporate power and lawful authority to execute and deliver this Agreement. The consummation and performance by TOC of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of TOC and constitutes a valid obligation of TOC, enforceable in accordance with its terms. No consent, authorization or approval of, exemption by, or filing with any domestic governmental or administrative authority, or any court, is required to be obtained or made by TOC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement by TOC will not conflict with or result in the breach or violation of any term or provision of, or constitute a default under, any statute, indenture, mortgage, deed of trust, note or other material agreement or instrument to which TOC is a party or by which it is bound, or any law, order, writ, injunction, rule or regulation or any court or governmental agency or body.

            E. Shares of TOC. The TOC Shares to be issued pursuant to this Agreement will be issued from the authorized and previously unissued Common Shares of TOC and, upon issuance and delivery to the Web Shareholder, will be duly authorized and validly issued, fully paid and nonassessable.

            F. Full Disclosure. No representation or warranty by TOC in this Agreement or any document to be delivered by TOC pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to the Web Shareholder pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading or necessary to complete and correct the presentation of all material aspects of the business of TOC.

            G. Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the


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transactions contemplated by this Agreement as a result of any agreement or understanding with TOC or any of TOC's affiliates or Shareholder.

      4.03 Representations of Web. Web hereby represents and warrants to TOC as follows:

            A. Organization and Good Standing. Web is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Web has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and property now owned or leased or operated by it. Web is qualified to transact business in those jurisdictions wherein its business requires such action.

            B. Absence of Certain Events. Except as disclosed in the materials referred to herein, there has not been any change in the financial condition or in the nature of the business or operation of Web which has had a materially adverse affect on its business, operations, assets, properties or prospects since December, 1998. Except as disclosed in the disclosure materials referred to herein, Web knows of no development, except general economic conditions effecting business generally, of a nature that is materially adverse to the business, operations, assets, properties or prospects of Web.

            C. Authority and Compliance. Web has full corporate power and lawful authority to execute and deliver this Agreement. The consummation and performance by Web of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of Web and constitutes a valid obligation of Web, enforceable in accordance with its terms. No consent, authorization or approval of, exemption by, or filing with any domestic governmental or administrative authority, or any court, is required to be obtained or made by Web in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement by Web will not conflict with or result in the breach or violation of any term or provision of, or constitute a default under, any statute, indenture, mortgage, deed of trust, note or other material agreement or instrument to which Web is a party or by which it is bound, or any law, order, writ, injunction, rule or regulation or any court or governmental agency or body.

            D. Full Disclosure. No representation or warranty by


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Web in this Agreement or any document to be delivered by Web pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to the Web Shareholder pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading or necessary to complete and correct the presentation of all material aspects of the business of Web.

            E. Tender of All Shares. The Shares to be tendered by the Web Shareholder for exchange hereunder constitute 100% of the issued and outstanding shares of Web as of the Closing Date.

            F. Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Web or any of Web's affiliates or Shareholder.

ARTICLE V
Additional Agreements

      TOC and the Web Shareholder hereby further agree as follows:

      5.01 Access and Information. TOC hereby agrees to give Web and the Web Shareholder and their respective accountants, attorneys and representatives, full access during normal business hours through the period prior to the Closing Date to all of its properties, books, contracts, commitments and records, and TOC will furnish to Web and the Web Shareholder during such period all such information concerning its affairs that Web and the Web Shareholder may reasonably request. The Web Shareholder hereby agree that each will give to TOC and its accountants, attorneys and representatives full access during normal business hours through the period prior to the Closing Date to such information as may be reasonably necessary in order to confirm the representations and warranties of the Web Shareholder set forth herein. In the event of the termination of this Agreement, each party will return to the other all documents, work papers and other materials obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use best efforts to have any information so obtained and not heretofore made public, kept confidential.

      5.02 Expenses. Upon termination of this Agreement as provided herein, each party will pay all costs and expenses of its


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performance of and compliance with all agreements and conditions contained herein to be performed or complied with, including fees, expenses and disbursements of its accountants and attorneys.

      5.03 Meeting of Board of Directors. Immediately following closing under this Agreement, the Board of Directors of TOC shall duly convene a meeting at which the Board will be increased from three to five and Irving M. Einhorn and James Smith shall be appointed to the Board of Directors of TOC.

      5.04 Further Assurances. If at any time, any party to this Agreement shall consider or be advised that any further action or assurance is necessary or desirable to vest the title to any securities exchanged hereby, the officer and directors of TOC, or the Web Shareholder, as the case may be, shall deliver such documents or take such other action as may be necessary or proper to perfect or confirm title to such securities and otherwise carry out the purposes of this Agreement.

ARTICLE VI
Conditions Precedent

      6.01 Conditions Precedent to Obligations of Web Shareholder. The obligations of the Web Shareholder to effect the transaction contemplated herein shall be subject to the following conditions (which may be waived in writing by the Web Shareholder):

            A. The representations and warranties of TOC herein, shall be true and accurate as of and at the Closing Date with the same effect as though made at such time; TOC shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and

            B. No material change in the corporate status, business, operations or financial condition of TOC shall have occurred since December 31, 1998 other than changes in the ordinary course of business, none of which has been materially adverse in relation to TOC, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially or adversely effected the corporate status, business, operations or financial condition of TOC.

      6.02 Conditions Precedent to the Obligations of Web. The obligation of Web to effect the transaction contemplated hereby shall be subject to the conditions (which may be waived in writing by Web) that the representations and warranties of TOC contained herein shall be true and accurate as of and at the Closing Date


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with the same effect as though made at such time; and that TOC shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.

      6.03 Conditions Precedent to Obligations of TOC. The obligations of TOC to effect the transaction contemplated herein shall be subject to the following conditions (which may be waived in writing by TOC):

            A. The representations and warranties of Web and the Web Shareholder herein shall be true and accurate as of and at the Closing Date with the same effect as though made at such time; Web and the Web Shareholder shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and

            B. No material change in the corporate status, business, operations or financial condition of Web shall have occurred since December 31, 1998, other than changes in the ordinary course of business, none of which has been materially adverse in relation to Web, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially or adversely effected the corporate status, business, operations or financial condition of Web.

ARTICLE VII
Termination and Abandonment

      Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before or after the Closing Date under any one or more of the following circumstances:

            A. By the mutual consent of the Web Shareholder and the Board of Directors of TOC;

            B. By TOC, if prior to the Closing Date, the conditions set forth in
Section 6.03 have not been met;

            C. By Web, if prior to the closing the conditions set forth in
Section 6.02 have not been met;

            D. By the Web Shareholder, if prior to the Closing Date, the conditions set forth in Section 6.01 have not been made;

            E. By any party, if any action or proceeding before any court or governmental body or agency shall have been instituted or


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threatened to restrain or prohibit the transaction contemplated hereby and the
Web Shareholder and TOC deem it advisable not to proceed with the transaction.

      Upon termination and abandonment, no party shall have any liability or obligation to any other party to this Agreement.

ARTICLE VIII
General Provisions

      8.01 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement shall survive the Closing Date.

      8.02 Assignability and Amendments. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. No assignment of any of its obligations by any party shall relieve such party from primary liability for any of its obligations hereunder. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, shall inure to the benefit of the parties, their successors, legal representatives and assigns.

      8.03 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally or five days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is given or made, at the addresses set forth herein, with copies, in the case of TOC, to:

                        Randy Sutton, President
                        Trump Oil Corporation
                        1301-A Ridgeway Drive
                        Lewisville TX

and, in the case of Web and the Web Shareholder, to:

                        Christopher Burnell, President
                        Multi-Source Capital, Ltd.
                        21800 Oxnard Street Suite 440
                        Woodland Hills CA 91367

or at such other address as any party shall specify to the others in writing.


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      8.04 Expenses. Whether or not the transactions contemplated by this
Agreement, each party hereto shall bear the expenses incurred by it in connection with the transactions contemplated hereby.

      8.05 Entire Agreement. This Agreement, and other writings and agreements specifically identified herein, contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments or understandings.

      8.06 Waivers and Remedies. Any waiver must be in writing. A waiver of any breach or failure to perform any of the terms or conditions of this Agreement shall not in any way effect, limit or waiver a party's right at any time to enforce strict compliance thereafter with every other term or condition of this Agreement. All remedies under this Agreement shall be cumulative, but not alternative.

      8.07 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings (including, without limitation, article headings and section titles), are inserted for convenience of reference only and shall not effect the meaning or interpretation of any terms of this Agreement. References to masculine, feminine or neuter shall each include the other, as the circumstances may require.

      8.08 Severability. If to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holdings shall in no way effect the validity of the remainder of this Agreement.

      8.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                               20/20 WEB DESIGN, INC.
                                               By:
                                                  Christopher Burnell, President

                                               TRUMP OIL CORPORATION
                                               By:
                                                   Randy Sutton, President


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                                              WEB SHAREHOLDER:

                                              MULTI-SOURCE CAPITAL, LTD.

                                              By:
                                                 Christopher Burnell, President


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                             20/20 WEB DESIGN, INC.
                          21800 Oxnard Street Suite 440
                             Woodland Hills CA 91367
                                 (818) 598-6780
                            (818) 598-6779 Facsimile

                                December 10, 1999

VIA FACSIMILE

Randy Sutton, President
Stein's Cake Box, Inc.
1301-A Ridgeville Road
Lewisville TX

         RE: Letter of Intent

Dear Mr. Sutton:

      This letter of intent shall act as a memorialization of the terms of an agreement by and between 20/20 Web Design, Inc. ("Web") and Stein's Cake Box, Inc. ("SCB") regarding a proposed business combination between these parties.

      It is the parties' understanding that upon completion of the proposed combination, Web will own the majority of then-issued and outstanding shares of SCB in exchange for the issuance of approximately 1,300,000 shares in Stein's Holdings, Inc. ("Stein's"), the majority shareholder of Web and the payment of $700,000. Upon completion of the transaction, SCB will become a wholly owned subsidiary of Web.

      This letter of intent is contingent upon (i) agreement and execution of a business combination agreement upon terms and conditions mutually acceptable to both parties; (ii) completion of due diligence investigations satisfactory to both parties and their respective counsel and advisors; (iii) board of director and shareholder approval (if required); and (iv) completion and filing of any required filings with the Securities & Exchange Commission and/or any state or other regulatory agencies. It is the intention of the parties to affect a tax-free reorganization.

      In an effort to accommodate SCB, who is presently in the midst of an expansion of its plant and offices to accommodate its


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projected operations for 2000, upon execution of this letter, Web will wire the sum of $195,000 to pay an outstanding construction bill. In the event that the parties are unable to consummate this proposed business transaction, then SCB will be obligated to repay Web the $195,000 as well as any other monies advanced to SCB pursuant to this Letter of Intent.

      Upon your execution of this letter, both parties will use their best efforts to provide copies of their respective books and records to each other so that this agreement can move forward as quickly as possible.

      If the terms of this letter are acceptable, please indicate by signing at the bottom and return this letter via facsimile to (818) 598-6779.

                                                     Sincerely,

                                                     20/20 WEB DESIGN, INC.

                                                         /s/ Christopher Burnell
                                                        Christopher Burnell, COO

         Accepted this 10th day of December, 1999 by Stein's Cake Box, Inc.

                                                        /s/ Randy Sutton
                                                        ------------------------
                                                        Randy Sutton, President


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